Exhibit 5.16

[LETTERHEAD OF HANCOCK, DANIEL, JOHNSON & NAGLE, P.C.]

March 16, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special Virginia counsel to the entities listed on Schedule I (collectively, the “Virginia Subsidiary Guarantors”) in connection with the Virginia Subsidiary Guarantors’ guarantee of $2,200,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the Virginia Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Virginia Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

Except as otherwise provided herein, capitalized terms used herein and not otherwise defined shall have the same meaning as in the Indenture. For purposes of rendering this opinion, we have examined the following documents:

(i)	the Indenture (including the Guarantee set forth therein);

(ii)	Action by Written Consent in Lieu of a Meeting of the Board of Directors of each of the Virginia Subsidiary Guarantors dated March 1, 2017 authorizing the transactions contemplated therein;

(iii)	Certificate of Good Standing issued by the State Corporation Commission of the Commonwealth of Virginia on February 17, 2017 of each Virginia Subsidiary Guarantor that is a corporation (collectively, “Good Standing Certificates”); and

March 16, 2017

(iv)	Certificate of Fact issued by the State Corporation Commission of the Commonwealth of Virginia on February 17, 2017 of the Virginia Subsidiary Guarantor that is a limited liability company (collectively, “Certificate of Fact”);

(v)	Articles of Incorporation and Bylaws of each Virginia Subsidiary Guarantor that is a corporation; and

(vi)	Articles of Organization and Limited Liability Company Agreement of the Virginia Subsidiary Guarantor that is a limited liability company.

The documents identified in items (ii) through (vi) above may be referred to herein as the “Virginia Subsidiary Guarantor Documents.” We have reviewed such corporate and limited liability company records of the Virginia Subsidiary Guarantors, together with such other instruments, certificates of public officials and corporate and limited liability company representatives, and other documents as we have deemed necessary or advisable as a basis for the opinion hereinafter expressed.

We have also examined originals, or copies identified to our satisfaction, of such other documents, instruments, certificates and records as we have considered appropriate in order to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates or other comparable documents of public officials, officers or other appropriate representatives of the Virginia Subsidiary Guarantors.

For purposes of the opinions expressed herein, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals, (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the Indenture by the Virginia Subsidiary Guarantors, and the validity and binding effect thereof upon the Virginia Subsidiary Guarantors).

We express no opinion to the extent the Indenture may be impacted by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally; (ii) the exercise of judicial discretion or general principles of equity, whether considered in a proceeding at law or in equity, or public policy, including applicable securities law; (iii) restrictions on the assignment of benefits payable under any governmental health care program; (iv) standards relating to privacy and confidentiality of patient information; and/or (v) standards relating to fraud and forgery.

In providing these opinions, we have relied upon (i) representations, warranties and covenants of the Virginia Subsidiary Guarantors and Company included in (A) the Indenture, and (B) resolutions and consents of the Virginia Subsidiary Guarantors; and (ii) supporting certificates, correspondence and memoranda of officers, members, managers and authorized representatives of the Virginia Subsidiary Guarantors on behalf of the Virginia Subsidiary Guarantors. Whenever the phrase “to our knowledge” is used herein, it refers to the actual knowledge of the attorneys of this firm involved in the representation of the Virginia Subsidiary Guarantors in this transaction without any independent investigation.

March 16, 2017

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(1) Based solely upon the Good Standing Certificates and the Certificate of Fact, each Virginia Subsidiary Guarantor is either a corporation or a limited liability company validly existing and in good standing or in existence under the laws of the Commonwealth of Virginia.

(2) Each Virginia Subsidiary Guarantor has all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by each Virginia Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by each Virginia Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate or limited liability company action on the part of each such Virginia Subsidiary Guarantor.

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by each Virginia Subsidiary Guarantor.

The opinions set forth herein are subject to the following qualifications:

(A) In rendering the opinions set forth above, we have advised you only as to such knowledge as we have obtained from (i) the certificates of the Virginia Subsidiary Guarantors; and (ii) the Virginia Subsidiary Guarantor Documents. Except to the extent otherwise expressly set forth above, for purposes of this opinion, we have not made an independent review of any agreements, instruments, writs, orders, judgments, rules or other regulations or decrees which may have been executed by or which may now be binding upon the Virginia Subsidiary Guarantors, nor have we interviewed officers or directors of the Virginia Subsidiary Guarantors or undertaken to review our internal files or any files of the Virginia Subsidiary Guarantors, relating to transactions to which the Virginia Subsidiary Guarantors may be a party, or to discuss their transactions or business with any other lawyers in our firm or with any other officers, partners or any employees of the Virginia Subsidiary Guarantors.

(B) We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and federal law. To the extent the laws of any other state or nation apply with respect to any of the transactions contemplated herein, we have assumed that the laws of such other state or nation are the same as the laws of the Commonwealth of Virginia in all applicable respects. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in the Commonwealth of Virginia exercising customary professional diligence would reasonably recognize as being directly applicable to the Virginia Subsidiary Guarantors and the Indenture or any of them.

(C) None of the opinions or other advice contained in this letter considers or covers: (i) any federal or state securities (or “blue sky”) laws, regulations or registration requirements or Federal Reserve Board margin regulations; or (ii) federal or state antitrust and unfair competition laws and regulations, pension and employee benefit laws and regulations, compliance with fiduciary duty requirements, federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations, federal and state laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws, and other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

March 16, 2017

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ HANCOCK, DANIEL, JOHNSON & NAGLE, P.C.

Schedule I

Virginia Subsidiary Guarantors

Emporia Hospital Corporation

Franklin Hospital Corporation

Virginia Hospital Company, LLC